Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS

— Company Reports Steady Growth in Revenues, Operating Income and Earnings Per Share —

(Dulles, VA 20 April 2012) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the first quarter of 2012.  First quarter 2012 revenues were $338.0 million, up 6% compared to $317.7 million in the first quarter of 2011.  First quarter 2012 operating income was $23.8 million, an increase of 136% compared to $10.1 million in the first quarter of 2011.

Net income was $13.0 million, or $0.22 diluted earnings per share, in the first quarter of 2012, compared to net income of $12.3 million, or $0.21 diluted earnings per share, in the first quarter of 2011.  Orbital’s free cash flow* in the first quarter of 2012 was negative $32.7 million compared to positive $10.8 million in the first quarter of 2011.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “The company’s first quarter 2012 financial results reflected steady growth in revenues, operating income and earnings per share.  In addition, we successfully completed a number of operational activities during the quarter, including launches of eight sounding rockets, deliveries of seven satellites and launch vehicles for future missions, and the completion of several important construction and testing milestones in the Antares rocket and Cygnus spacecraft programs.”

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* “Free cash flow” is a non-GAAP financial measure.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

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Orbital Sciences Corporation s 45101 Warp Drive, Dulles, VA 20166 s 703-406-5000

Orbital Announces First Quarter 2012 Financial Results

Financial Highlights

Summary financial results were as follows:

	First Quarter
($ in millions, except per share data)	2012	2011
Revenues	$338.0	$317.7
Operating Income	23.8	10.1
Net Income	13.0	12.3
Diluted Earnings Per Share	$0.22	$0.21

Revenues increased $20.3 million, or 6%, in the first quarter of 2012 compared to the first quarter of 2011 due to revenue growth in the launch vehicles segment, driven by increased activity on target launch vehicles, and in the advanced space programs segment, driven by increased activity on national security satellite contracts.  These increases were partially offset by a reduction in satellites and space systems segment revenues largely due to decreased activity on communications satellite contracts.  Launch vehicles segment revenues increased $20.8 million, advanced space programs segment revenues increased $22.3 million and satellites and space systems segment revenues decreased $41.4 million in the first quarter of 2012 compared to the first quarter of 2011.  The growth in revenues also reflects an $18.6 million reduction in intersegment revenue eliminations compared to the first quarter of 2011, due to a diminishing level of activity on Antares launch vehicles for the Commercial Orbital Transportation Services research and development program with NASA.

Operating income increased $13.7 million, or 136%, in the first quarter of 2012 compared to the first quarter of 2011, due to higher operating income in the launch vehicles segment and the advanced space programs segment, partially offset by lower operating income in the satellites and space systems segment.  Launch vehicles segment operating income improved primarily due to an adjustment in connection with a March 2011 Taurus XL launch failure that reduced operating income in the first quarter of 2011 by $11.3 million.  The company also recognized a related $11.3 million insurance recovery that was reported in “other income” in the first quarter of 2011.

Net income in the first quarter of 2012 was $13.0 million, or $0.22 diluted earnings per share, compared to $12.3 million, or $0.21 diluted earnings per share, in the first quarter of 2011.  The company’s effective income tax rate increased to 38.0% in the first quarter of 2012 compared to 35.3% in the first quarter of 2011.  The tax rate in 2011 included the effect of federal research and development tax credits that are not expected to be available to the company in 2012.

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Orbital Announces First Quarter 2012 Financial Results

Segment Results

First quarter operating results by business segment were as follows:

Launch Vehicles

	First Quarter
($ in millions)	2012	2011		% Change
Revenues	$126.1	$105.3		20%
Operating Income	8.9	(5.0)		NM
Operating Margin	7.1%	(4.8%	)

Launch vehicles segment revenues increased $20.8 million in the first quarter of 2012 compared to the first quarter of 2011 primarily due to increased production work on target launch vehicles partially offset by decreased activity on missile defense interceptors.

Segment operating income increased $13.9 million in the first quarter of 2012 compared to the first quarter of 2011 primarily due to an adjustment in connection with a March 2011 Taurus XL launch failure that reduced operating income in the first quarter of 2011 by $11.3 million and increased production work on target launch vehicles.  Segment operating margin increased principally due to the effect of the first quarter 2011 launch failure adjustment.

Satellites and Space Systems

	First Quarter
($ in millions)	2012	2011	% Change
Revenues	$111.3	$152.7	(27%	)
Operating Income	7.4	10.3	(28%	)
Operating Margin	6.6%	6.8%

Satellites and space systems segment revenues decreased $41.4 million in the first quarter of 2012 compared to the first quarter of 2011 largely due to decreased activity on communications satellite contracts.

Segment operating income decreased $2.9 million in the first quarter of 2012 compared to the first quarter of 2011 primarily due to decreased activity on communications satellite contracts.  Segment operating margin decreased slightly principally due to somewhat lower profit margins on communications satellite contracts in 2012 compared to 2011.

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Orbital Announces First Quarter 2012 Financial Results

Advanced Space Programs

	First Quarter
($ in millions)	2012	2011	% Change
Revenues	$115.0	$92.7	24%
Operating Income	7.5	4.8	56%
Operating Margin	6.5%	5.2%

Advanced space programs segment revenues increased $22.3 million in the first quarter of 2012 compared to the first quarter of 2011 due to increased activity on national security satellite contracts partially offset by decreased revenues on the Commercial Resupply Services (CRS) contract with NASA.

Segment operating income increased $2.7 million in the first quarter of 2012 compared to the first quarter of 2011 driven by increased activity on national security satellite contracts. Segment operating margin increased in the first quarter of 2012 due to profit margin improvements on national security satellite contracts.

Cash Flow

Cash flow for the first quarter of 2012 was as follows:

First Quarter
($ in millions)	2012
Net Cash Used in Operating Activities	$(20.9)
Capital Expenditures	(11.8)
Free Cash Flow	(32.7)
Other, Net	0.5
Net Decrease in Cash	(32.2)
Beginning Cash Balance	259.2
Ending Cash Balance	$227.0

New Business Highlights

During the first quarter of 2012, Orbital received approximately $295 million in new firm and option contract bookings.  In addition, the company received approximately $85 million of option exercises under existing contracts.  As of March 31, 2012, the company’s firm contract backlog was approximately $2.1 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.2 billion.

Operational Highlights

In the first quarter of 2012, Orbital successfully carried out eight suborbital sounding rocket launches and completed several important construction and testing milestones on the Antares

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Orbital Announces First Quarter 2012 Financial Results

rocket and Cygnus spacecraft programs.  In March, Orbital’s Technical Services Division supported the launch of five company-built suborbital sounding rockets in a seven-minute period for NASA from Wallops Island, VA in a mission to gather scientific data about the Earth’s upper atmosphere.  Orbital also delivered one satellite and six launch vehicles to customers for future deployments, including the NuSTAR astrophysics satellite, an Orbital Boost Vehicle missile defense interceptor and several target vehicles.  In addition, Orbital successfully conducted the first international launch of its Coyote supersonic sea-skimming target missile for the French Navy in early April.

In its Antares and Cygnus product development programs, Orbital delivered the fourth Antares rocket airframe to its final integration site and oversaw the substantial completion of construction of the launch pad complex at Wallops Island.  In early April, the company rolled out the first Antares vehicle to the launch pad and conducted mechanical and electrical fit checks and horizontal-to-vertical rotation of the vehicle to its launch position.  Also during the quarter, the first two Cygnus spacecraft service modules completed thermal vacuum, vibration, acoustics and solar array testing at the company’s Dulles, VA satellite production facilities.

For the remainder of 2012, Orbital plans to conduct approximately 20 major space missions.  These events are expected to include the first two flights of the company’s Antares rocket and the initial mission for the Cygnus spacecraft to the International Space Station.  Additionally, Orbital is planning to deliver up to five commercial communications satellites to customers, at least four of which are slated to be launched during the year, as well as to launch two Pegasus rockets and numerous target vehicles and other suborbital rockets.

2012 Financial Guidance

The company reaffirmed its financial guidance for full year 2012 as follows:

Revenues ($ in millions)	$1,450 - $1,500
Operating Income Margin	6.50% - 7.00%
Diluted Earnings per Share	$0.95 - $1.05
Free Cash Flow ($ in millions)	($20) - ($40)

Annual Stockholders Meeting

Orbital will hold its Annual Meeting of Stockholders, which will include a business update and outlook from Mr. Thompson, at its corporate headquarters on Wednesday, April 25, 2012, at 9:00 a.m. Eastern Time.  Stockholders and other interested parties may listen to a live audio webcast of the annual meeting by going to Orbital’s investor webpage at www.orbital.com/Investor, clicking on the “Webcast” link for the Annual Meeting of Stockholders and following the instructions provided.

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Orbital Announces First Quarter 2012 Financial Results

Discussions with U.S. Securities and Exchange Commission

As previously disclosed, in December 2011, Orbital received a comment letter from the staff of the U.S. Securities and Exchange Commission (SEC) in connection with a routine review of Orbital’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.  The SEC comment letter included, among other things, a request for supplemental information on certain of Orbital’s accounting policies and disclosures related to the timing of revenue recognition, including for its CRS contract with NASA to resupply cargo to the International Space Station.  Orbital and the SEC staff are currently engaged in discussions regarding the company’s accounting for launch and delivery milestones under the CRS contract.  Orbital’s consolidated results contained in this press release were prepared in accordance with its existing accounting policies and using assumptions which the company believes are appropriate based on current facts and circumstances, all of which are consistent with those applied in prior audited periods.  Until these discussions are resolved, Orbital cannot determine if it will be required to supplement its disclosures or restate or make other changes to its historical consolidated financial statements, including the financial information contained in this press release.

Disclosure of Non-GAAP Financial Measure

We define free cash flow as GAAP (Generally Accepted Accounting Principles) net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by (used in) operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

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Orbital Announces First Quarter 2012 Financial Results

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “will,” “intend,” “plan” and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, achievement of contractual milestones, government contract procurement and termination risks, income tax rates and the outcome of the company’s current discussions with the SEC regarding its financial reporting, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, may materially impact Orbital’s actual financial  and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

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Orbital Announces First Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	First Quarter
	2012	2011

Revenues	$338,030	$317,703
Cost of revenues	258,964	271,040
Research and development expenses	27,878	17,135
Selling, general and administrative expenses	27,342	19,412
Income from operations	23,846	10,116
Interest income and other	188	11,489
Interest expense	(3,077)	(2,533)
Income before income taxes	20,957	19,072
Income taxes	(7,964)	(6,737)
Net income	$12,993	$12,335

Basic income per share	$0.22	$0.21
Diluted income per share	0.22	0.21

Shares used in computing basic income per share	58,941	58,299
Shares used in computing diluted income per share	59,275	58,789

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Orbital Announces First Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	First Quarter
	2012	2011
Revenues:
Launch Vehicles	$126.1	$105.3
Satellites and Space Systems	111.3	152.7
Advanced Space Programs	115.0	92.7
Eliminations	(14.4)	(33.0)
Total Revenues	$338.0	$317.7

Income from Operations:
Launch Vehicles	$8.9	$(5.0)
Satellites and Space Systems	7.4	10.3
Advanced Space Programs	7.5	4.8
Total Income from Operations	$23.8	$10.1

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Orbital Announces First Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2012	2011
Assets
Cash	$226,955	$259,219
Receivables	420,350	333,467
Inventory	65,771	64,335
Deferred income taxes, net	47,078	51,413
Other current assets	44,100	46,965
Total current assets	804,254	755,399
Investments	8,800	8,500
Property, plant and equipment, net	263,007	259,972
Goodwill	75,261	75,261
Other non-current assets	28,932	31,668
Total Assets	$1,180,254	$1,130,800

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$245,364	$234,379
Deferred revenues and customer advances	126,298	104,970
Total current liabilities	371,662	339,349
Long-term debt	132,670	131,182
Other non-current liabilities	17,056	16,990
Total stockholders’ equity	658,866	643,279
Total Liabilities and Stockholders’ Equity	$1,180,254	$1,130,800

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Orbital Announces First Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	First Quarter
	2012	2011

Net Income	$12,993	$12,335
Depreciation and amortization	9,019	7,847
Deferred income taxes	7,171	5,461
Changes in assets and liabilities	(53,015)	(1,376)
Other	2,907	3,882
Net cash (used in) provided by operating activities	(20,925)	28,149
Capital expenditures	(11,794)	(17,317)
Net cash used in investing activities	(11,794)	(17,317)
Net proceeds from issuance of common stock	406	841
Other	49	558
Net cash provided by financing activities	455	1,399
Net (decrease) increase in cash	(32,264)	12,231
Cash, beginning of period	259,219	252,415
Cash, end of period	$226,955	$264,646

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